EDUCATION REALTY TRUST, INC.
RESTRICTED STOCK AWARD AGREEMENT
(LTIP — Time Vested)

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made and entered into as of the 5th day of August, 2014, between Education Realty Trust, Inc., a Maryland corporation (together with its subsidiaries, the “Company”), and Bill Brewer (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Education Realty Trust, Inc. 2014 Long-Term Incentive Plan (the “LTIP”).

WHEREAS, awards granted under the LTIP shall be issued pursuant to the Company’s 2011 Omnibus Equity Plan, as amended from time to time (the “Plan”); and

WHEREAS, pursuant to the LTIP, the Committee has approved an award for restricted shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), to the Grantee as provided herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.Grant of Restricted Shares.

a.The Company hereby grants to the Grantee an award (the “Award”) of 3,600 shares of the Company’s Common Stock on the terms and conditions set forth in this Agreement and as otherwise provided in the LTIP (the “Restricted Shares”).

b.The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the Restricted Shares vest in accordance with Section 2 and Section 3 hereof (the “Restricted Period”).

2.Terms and Rights as a Stockholder.

a.    Except as provided herein and subject to such other exceptions as may be determined by the Committee in its sole and absolute discretion, one-third (1/3) of the Restricted Shares granted herein shall vest annually on 1/1/2015, 1/1/2016, and 1/1/2017, if and only if the Grantee has been continuously employed by the Company or any of its subsidiaries from the date of this Agreement through and including such vesting dates.

b.    The Grantee shall have all rights of a stockholder with respect to the Restricted Shares, including the right to receive dividends and the right to vote such shares, subject to the following restrictions:

(i)    the Grantee shall not be entitled to delivery of the stock certificate for any Restricted Shares until the expiration of the Restricted Period as to such Restricted Shares;

(ii)    none of the Restricted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during the Restricted Period as to such shares; and

(iii)    except as provided herein or otherwise determined by the Committee at or after the grant of the Award hereunder, any Restricted Shares as to which the applicable “Restricted Period” has not expired shall be forfeited, and all rights of the Grantee to such Restricted Shares shall terminate, without further obligation on the part of the Company, unless the Grantee remains in the continuous employment of the Company for the entire Restricted Period.

c.    Notwithstanding the foregoing, the Restricted Period shall automatically terminate as to all Restricted Shares awarded hereunder (as to which such Restricted Period has not previously terminated) in connection with the following events:

(i)    Grantee’s employment is terminated (1) as a result of the Grantee’s death or Disability, (2) by the Company without Cause, or (3) by the Grantee for Good Reason; or

(ii)    a Change of Control occurs.

Any shares of Common Stock, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Restricted Shares shall be subject to the same restrictions, terms and conditions as such Restricted Shares.

3.Termination of Restrictions. Following the termination of the Restricted Period, all restrictions set forth in this Agreement or in the LTIP relating to such portion or all, as applicable, of the Restricted Shares shall lapse as to such portion or all, as applicable, of the Restricted Shares, and a stock certificate for the appropriate number of shares of Common Stock, free of the restrictions and restrictive stock legend, shall, upon request, be delivered to the Grantee or the Grantee’s beneficiary or estate, as the case may be, pursuant to the terms of this Agreement.

4.Delivery of Shares.

a.    As of the date hereof, certificates representing the Restricted Shares shall be registered in the name of the Grantee and held by the Company or transferred to a custodian appointed by the Company for the account of the Grantee subject to the terms and conditions of the LTIP and shall remain in the custody of the Company or such custodian until their delivery to the Grantee or Grantee’s beneficiary or estate as set forth in Section 4(b) and Section 4(c) hereof or their reversion to the Company as set forth in Section 2(b) hereof.

b.    Certificates representing Restricted Shares in respect of which the Restricted Period has lapsed pursuant to this Agreement shall be delivered to the Grantee upon request following the date on which the restrictions on such Restricted Shares lapse.

c.    Certificates representing Restricted Shares in respect of which the Restricted Period lapsed upon the Grantee’s death shall be delivered to the executors or administrators of the Grantee’s estate as soon as practicable following the receipt of proof of the Grantee’s death satisfactory to the Company.

d.    Each certificate representing Restricted Shares shall bear a legend in substantially the following form or substance:

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE RESTRICTED STOCK AWARD AGREEMENT (THE “AGREEMENT”) BETWEEN THE GRANTEE OF THE RESTRICTED STOCK REPRESENTED HEREBY AND EDUCATION REALTY TRUST, INC. (THE “COMPANY”). THE RELEASE OF SUCH SHARES FROM SUCH TERMS AND CONDITIONS SHALL BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE LTIP AND THE AGREEMENT AND ALL OTHER APPLICABLE POLICIES AND PROCEDURES OF THE COMPANY, COPIES OF WHICH ARE ON FILE AT THE COMPANY.

5.Effect of Lapse of Restrictions. To the extent that the Restricted Period applicable to any Restricted Shares shall have lapsed, the Grantee may receive, hold, sell or otherwise dispose of such shares free and clear of the restrictions imposed under the LTIP and this Agreement upon compliance with applicable legal requirements.

6.No Right to Continued Employment. This Agreement shall not be construed as giving Grantee the right to be retained in the employ of the Company, and the Company may at any time dismiss Grantee from employment, free from any liability or any claim under the LTIP but subject to the terms of the Grantee’s Employment Agreement, if any.

7.Adjustments. The Committee shall make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Award in recognition of the events described in Section 4.2 of the Plan and Section 7 of the LTIP.

8.Amendment to Award. Subject to the restrictions contained in the LTIP, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

9.Withholding of Taxes. If the Grantee makes an election under Section 83(b) of the Code with respect to the Award, the Award made pursuant to this Agreement shall be conditioned upon the prompt payment to the Company of any applicable withholding obligations or withholding taxes by the Grantee (“Withholding Taxes”). Failure by the Grantee to pay such Withholding Taxes will render this Agreement and the Award granted hereunder null and void ab initio, and the Restricted Shares granted hereunder shall be immediately cancelled. If the Grantee does not make an election under Section 83(b) of the Code with respect to the Award, upon the lapse of the Restricted Period with respect to any portion of Restricted Shares (or property distributed with respect thereto), the Company shall satisfy the required Withholding Taxes as set forth by Internal Revenue Service guidelines for the employer’s minimum statutory withholding with respect to Grantee and issue vested shares to the Grantee without restriction. The Committee may satisfy the required

Withholding Taxes by withholding from the shares included in the Award that number of whole shares necessary to satisfy such taxes as of the date the restrictions lapse with respect to such shares based on the Fair Market Value (as defined in Section 2.16 of the Plan) of the shares or as otherwise permitted pursuant to Section 15.6 of the Plan.

10.LTIP Governs. The Grantee hereby acknowledges receipt of a copy of the LTIP and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the LTIP.

11.Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the LTIP or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the LTIP or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the LTIP and Award shall remain in full force and effect.

12.Notices. All notices required to be given under this Grant shall be deemed to be received if delivered or mailed as provided for herein, to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	To the Grantee:
Education Realty Trust, Inc. 999 South Shady Grove Road, Suite 600 Memphis, TN 38120 Attn: Corporate Secretary	The address then maintained with respect to the Grantee in the Company’s records.

13.Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Maryland, without giving effect to conflicts of laws principles.

14.Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

15.Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee in its sole and absolute discretion. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Restricted Stock Award Agreement to be duly executed effective as of the day and year first above written.

EDUCATION REALTY TRUST, INC.

By: _/s/Randall L. Churchey
Name:    Randall L. Churchey
Title:    President, Chief Executive Officer

GRANTEE:

/s/Bill Brewer
Name:    Bill Brewer